Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER 2024 FINANCIAL AND OPERATING RESULTS

•Record 3Q consolidated net revenues
•Record results at MGM China with record 3Q net revenue and record 3Q Adjusted Property EBITDAR
•MGM China declared a special dividend in August 2024, resulting in approximately $200 million in cash to MGM Resorts in total this year
•Repurchased over $300 million of shares in 3Q and approximately $1.3 billion year-to-date, reducing overall shares outstanding by 40% since 2021
•Accelerating growth at BetMGM with record 3Q net revenues increasing nearly 20% year-over-year, more than doubling the revenue growth achieved in 2Q
•Advanced international digital strategy by announcing a venture with Grupo Globo to pursue a sports betting and iGaming license in Brazil, aiming to launch the BetMGM brand

Las Vegas, Nevada, October 30, 2024 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2024.

“We are pleased to report record consolidated net revenues for the third quarter, driven by record results from MGM China. In Las Vegas, we drove sequential improvement throughout the quarter and many key metrics are demonstrating strength including growth in ADR and occupancy,” said Bill Hornbuckle, CEO and President of MGM Resorts International. “MGM Resorts is well positioned for long-term growth driven by the positive inflection to come in our digital investments alongside the enviable integrated resorts pipeline of development that we have in Japan as well as opportunities in New York and beyond.”

“During the quarter, we returned over $300 million to shareholders through share repurchases, bringing our year-to-date total to approximately $1.3 billion,” said Jonathan Halkyard, CFO and Treasurer of MGM Resorts International. “Since 2021, we have consistently demonstrated our commitment to returning cash to shareholders, reducing overall shares outstanding by 40%. Our balance sheet, characterized by low net debt and significant liquidity, positions us exceptionally well for strategic investments and sustained growth.”

Third Quarter 2024 Financial Highlights:
Consolidated Results

•Net cash flow provided by (used in) operating, investing, and financing activities for the nine months ended September 30, 2024 was $1.7 billion, ($879 million), and ($774 million), respectively;
•Free Cash Flow(1) for the nine months ended September 30, 2024 of $944 million;
•Consolidated net revenues of $4.2 billion, an increase of 5% compared to the prior year quarter, due primarily to an increase in revenue at MGM China resulting from the recovery of operations after the removal of COVID-19 related entry restrictions in Macau in the first quarter of 2023;
•Net income attributable to MGM Resorts was $185 million in the current quarter compared to $161 million in the prior year quarter;
•Consolidated Adjusted EBITDAR(2) of $1.1 billion in the current quarter;
•Diluted earnings per share of $0.61 in the current quarter compared to diluted earnings per share of $0.46 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”)(3) of $0.54 in the current quarter compared to $0.64 in the prior year quarter.

Las Vegas Strip Resorts

•Net revenues of $2.1 billion in the current quarter, an increase of 1% compared to the prior year quarter due primarily to an increase in non-gaming revenue, partially offset by a decrease in casino revenue; and
•Adjusted Property EBITDAR(2) of $731 million in the current quarter compared to $714 million in the prior year quarter, an increase of 2%. The current quarter included approximately $37 million of business interruption insurance proceeds related to the September 2023 cybersecurity issue.

Regional Operations

•Net revenues of $952 million in the current quarter, compared to $925 million in the prior year quarter, an increase of 3%, due primarily to an increase in casino revenue; and
•Adjusted Property EBITDAR of $300 million in the current quarter compared to $293 million in the prior year quarter, an increase of 2%. The current quarter included approximately $15 million of business interruption insurance proceeds related to the September 2023 cybersecurity issue.

MGM China

•Net revenues of $929 million in the current quarter compared to $813 million in the prior year quarter, an increase of 14%. The current quarter was positively affected by the recovery of operations after the removal of COVID-19 related travel and entry restrictions in the first quarter of 2023; and
•Adjusted Property EBITDAR of $237 million in the current quarter compared to $226 million in the prior year quarter, an increase of 5%.

Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended September 30,	2024	2023
Diluted earnings per share	$0.61	$0.46
Property transactions, net	0.08	0.03
Non-operating items:
Loss (gain) related to debt and equity investments	(0.18)	0.15
Foreign currency transaction loss	0.23	0.02
Change in the fair value of foreign currency contracts	(0.29)	0.03
Income tax impact on net income adjustments(1)	0.09	(0.05)
Adjusted EPS	$0.54	$0.64

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$476	$546	(13)%
Table games drop	$1,386	$1,491	(7)%
Table games win	$328	$405	(19)%
Table games win %	23.7%	27.2%
Slot handle	$5,920	$5,698	4%
Slot win	$554	$531	4%
Slot win %	9.3%	9.3%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2024	2023	% Change
Room revenue (in millions)	$743	$695	7%
Occupancy	94%	92%
Average daily rate (ADR)	$243	$236	3%
Revenue per available room (RevPAR)[4]	$229	$216	6%
Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended September 30,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$693	$679	2%
Table games drop	$1,023	$1,026	0%
Table games win	$209	$209	0%
Table games win %	20.5%	20.4%
Slot handle	$6,952	$6,732	3%
Slot win	$693	$652	6%
Slot win %	10.0%	9.7%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$800	$714	12%
Main floor table games drop	$3,443	$3,303	4%
Main floor table games win	$858	$709	21%
Main floor table games win %	24.9%	21.5%
Intercompany branding license fee expense, which eliminates in consolidation, was $16 million in the current quarter and $14 million in the prior year quarter.
Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating income from unconsolidated affiliates:

Three Months Ended September 30,	2024	2023
	(In thousands)
BetMGM	$3,211	$12,629
Other	4,778	9,878
	$7,989	$22,507

MGM Resorts Share Repurchases
During the third quarter of 2024, the Company repurchased approximately 8 million shares of its common stock for an aggregate amount of $326 million, pursuant to its repurchase plan. The remaining availability under the November 2023 stock repurchase plan was approximately $946 million as of September 30, 2024. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 4954336.

A replay of the call will be available through November 6, 2024. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 1436929.
1."Free Cash Flow" is net cash flow provided by operating activities less capital expenditures.

Free Cash Flow is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this liquidity measure is useful in evaluating the ability of the Company's operations to generate cash for uses other than capital expenditures, and is used for decision-making purposes related to investments and returning cash to shareholders through share repurchases. Free Cash Flow should not be construed as an alternative to net cash provided by operating activities as a measure of liquidity. The Company's definition of Free Cash Flow is limited in that it does not represent residual cash flows for discretionary expenditures due to the fact that it does not deduct payments for debt service or other obligations and does not reflect the total movement of cash as detailed in the Company's consolidated statements of cash flows. In addition, Free Cash Flow may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP measures of other companies. A reconciliation of GAAP net cash provided by operating activities to Free Cash Flow is included in the financial schedules in this release.

2."Adjusted EBITDAR" is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, and income from unconsolidated affiliates related to investments in real estate ventures.

"Adjusted Property EBITDAR" is the Company's reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company's earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company's properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense related to triple-net operating leases and ground leases. Management believes excluding rent expense related to triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company's results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense related to triple-net operating leases and ground leases, and is provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR. A reconciliation of GAAP net income to Adjusted EBITDAR is included in the financial schedules in this release.

3. "Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which the Company has elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to the Company's investments in debt securities, foreign currency transaction gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company's continuing operations to assist investors in reviewing the Company's operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company's earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company's performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

4. RevPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions, including the long-term license agreement with Marriott International; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's booking pace, liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including development ventures in Japan and Brazil, obtaining a commercial gaming license in New York, expansion of LeoVegas and the MGM digital brand, positioning BetMGM as a leader in sports betting and iGaming (including through our new single account wallet); expectations regarding the performance of MGM China and continued payment of the MGM China dividend; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases); and the impact of cybersecurity incidents, including the Company's September 2023 cybersecurity issue. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company operates and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion projects; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of the claims and class actions against the Company and of the investigations by state and federal regulators, related to the Company's September 2023 cybersecurity issue; the availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues
Casino	$2,121,049	$2,050,584	$6,574,903	$5,884,394
Rooms	883,564	827,091	2,738,963	2,490,902
Food and beverage	755,322	698,261	2,326,863	2,163,628
Entertainment, retail and other	411,326	385,691	1,217,322	1,215,980
Reimbursed costs	11,877	11,556	35,932	33,782
	4,183,138	3,973,183	12,893,983	11,788,686
Expenses
Casino	1,205,286	1,056,487	3,698,885	3,073,122
Rooms	286,658	260,905	838,915	751,319
Food and beverage	563,521	530,145	1,693,031	1,579,561
Entertainment, retail and other	247,817	238,403	732,386	740,403
Reimbursed costs	11,877	11,556	35,932	33,782
General and administrative	1,176,726	1,192,298	3,582,376	3,472,228
Corporate expense	125,043	121,838	378,787	366,485
Preopening and start-up expenses	519	68	2,469	356
Property transactions, net	25,493	12,227	59,124	(378,235)
Depreciation and amortization	233,330	201,827	621,868	608,831
	3,876,270	3,625,754	11,643,773	10,247,852
Income (loss) from unconsolidated affiliates	7,989	22,507	(51,319)	(68,681)
Operating income	314,857	369,936	1,198,891	1,472,153
Non-operating income (expense)
Interest expense, net of amounts capitalized	(111,873)	(111,170)	(334,649)	(353,415)
Non-operating items from unconsolidated affiliates	417	438	2,043	(1,187)
Other, net	93,333	(34,879)	45,096	35,121
	(18,123)	(145,611)	(287,510)	(319,481)

Income before income taxes	296,734	224,325	911,381	1,152,672
Provision for income taxes	(52,570)	(12,440)	(84,689)	(217,360)
Net income	244,164	211,885	826,692	935,312
Less: Net income attributable to noncontrolling interests	(59,586)	(50,768)	(237,566)	(106,592)
Net income attributable to MGM Resorts International	$184,578	$161,117	$589,126	$828,720
Earnings per share
Basic	$0.61	$0.46	$1.90	$2.30
Diluted	$0.61	$0.46	$1.88	$2.28
Weighted average common shares outstanding
Basic	300,499	347,345	310,688	360,732
Diluted	303,479	351,390	313,852	364,847

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,950,592	$2,927,833
Accounts receivable, net	964,741	929,135
Inventories	144,843	141,678
Income tax receivable	212,578	141,444
Prepaid expenses and other	559,699	770,503
Total current assets	4,832,453	4,910,593

Property and equipment, net	5,950,035	5,449,544

Other assets
Investments in and advances to unconsolidated affiliates	414,161	240,803
Goodwill	5,175,752	5,165,694
Other intangible assets, net	1,776,503	1,724,582
Operating lease right-of-use assets, net	23,658,647	24,027,465
Other long-term assets, net	933,402	849,867
Total other assets	31,958,465	32,008,411
	$42,740,953	$42,368,548
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$391,836	$461,718
Current portion of long-term debt	675,000	—
Accrued interest on long-term debt	112,403	60,173
Other accrued liabilities	2,707,519	2,604,177
Total current liabilities	3,886,758	3,126,068

Deferred income taxes, net	2,792,523	2,860,997
Long-term debt, net	6,234,275	6,343,810
Operating lease liabilities	25,092,217	25,127,464
Other long-term obligations	880,296	542,708
Redeemable noncontrolling interests	33,343	33,356
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 296,886,350 and 326,550,141 shares	2,969	3,266
Capital in excess of par value	—	—
Retained earnings	3,037,397	3,664,008
Accumulated other comprehensive income	191,575	143,896
Total MGM Resorts International stockholders' equity	3,231,941	3,811,170
Noncontrolling interests	589,600	522,975
Total stockholders' equity	3,821,541	4,334,145
	$42,740,953	$42,368,548

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Las Vegas Strip Resorts	$2,132,213	$2,105,839	$6,592,704	$6,428,641
Regional Operations	952,148	924,957	2,788,765	2,796,900
MGM China	929,456	812,525	3,003,664	2,171,072
Management and other operations	169,321	129,862	508,850	392,073
	$4,183,138	$3,973,183	$12,893,983	$11,788,686

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Las Vegas Strip Resorts	$731,037	$714,086	$2,341,114	$2,326,424
Regional Operations	299,985	293,257	862,465	900,199
MGM China	237,356	226,117	832,405	604,454
Unconsolidated affiliates(1)	5,288	19,809	(59,388)	(76,769)
Management and other operations	(9,019)	18,251	(15,258)	20,998
Stock compensation	(12,388)	(11,125)	(51,686)	(46,245)
Corporate(2)	(116,325)	(114,881)	(342,408)	(335,177)
	$1,135,934		$3,567,244

(1) Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.
(2)Three months ended September 30, 2024 includes amounts related to MGM China of $17 million, global development of $3 million, and transaction costs of $3 million. Nine months ended September 30, 2024 includes amounts related to MGM China of $41 million, global development of $7 million, and transaction costs of $7 million. Three months ended September 30, 2023 includes amounts related to MGM China of $9 million, global development of $15 million, and transaction costs of $1 million. Nine months ended September 30, 2023 includes amounts related to MGM China of $24 million, global development of $27 million, and transaction costs of $3 million.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income attributable to MGM Resorts International	$184,578	$161,117	$589,126	$828,720
Plus: Net income attributable to noncontrolling interests	59,586	50,768	237,566	106,592
Net income	244,164	211,885	826,692	935,312
Provision for income taxes	52,570	12,440	84,689	217,360
Income before income taxes	296,734	224,325	911,381	1,152,672
Non-operating (income) expense:
Interest expense, net of amounts capitalized	111,873	111,170	334,649	353,415
Other, net	(93,750)	34,441	(47,139)	(33,934)
	18,123	145,611	287,510	319,481
Operating income	314,857	369,936	1,198,891	1,472,153
Preopening and start-up expenses	519	68	2,469	356
Property transactions, net	25,493	12,227	59,124	(378,235)
Depreciation and amortization	233,330	201,827	621,868	608,831
Triple-net operating lease and ground lease rent expense	564,436	564,154	1,692,961	1,698,867
Income from unconsolidated affiliates related to real estate ventures	(2,701)	(2,698)	(8,069)	(8,088)
Adjusted EBITDAR	$1,135,934		$3,567,244

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

Nine Months Ended
September 30, 2024
Net cash provided by operating activities	$1,690,940
Less: Capital expenditures	(746,572)
Free Cash Flow	$944,368